Exhibit 10.2
CODORUS VALLEY BANCORP, INC.
LONG TERM NURSING CARE AGREEMENT
THIS AGREEMENT (“Agreement”) is made this 27th day December, 2005, between CODORUS VALLEY BANCORP, INC., a Pennsylvania corporation (the “Corporation”), PEOPLESBANK, A CODORUS VALLEY COMPANY, a Pennsylvania banking institution (the “Bank”), and LARRY J. MILLER, an adult individual (the “Executive”).
WITNESSETH
WHEREAS, the Board of Directors of the Corporation, by resolutions duly adopted at a special meeting of the Board held on May 27, 2003, did authorize the purchase of a long term nursing care insurance policy for the benefit of the Executive and his spouse; and
WHEREAS, the Corporation did purchase a long term nursing care insurance policy from Lincoln Benefits Life Company (Policy No. 10700130734W) for the benefit of the Executive and his spouse; and
WHEREAS, the Board of Directors of the Corporation also authorized the Corporation, by resolution adopted on May 27, 2003, to enter into a contractual relationship with the Executive to accelerate the 10-year annual premium payments due under the Long Term Nursing Care Insurance Policy in the event of a change of corporate control; and
WHEREAS, the Corporation, the Bank and the Executive desire to enter into this Agreement to, among other things, provide for the acceleration of premium payments due under the Long Term Nursing Care Insurance Policy in the event of a change in corporate control, all as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:
1. CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean: a Change in the Ownership of the Corporation or the Bank, (as defined below), a Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank, (as defined below).
(a) Change in the Ownership of the Corporation or the Bank. A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Corporation or the Bank. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

(b) Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:
(i) Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or the Bank; or
(ii) A majority of members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.
If any one person, or more than one person acting as a group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation or the Bank.
(c) Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets. A Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
There is no Change in Control under this Paragraph 1(c) if there is a transfer of assets to an entity that is:
(i) A shareholder of the Corporation or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation or the Bank;
(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.
(d) For purposes of this Paragraph 1, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
2. ACCELERATION OF ANNUAL PREMIUMS. Following the date of a Change in Control, the Executive shall be entitled to a lump sum payment equal to the amount of any remaining unpaid annual premiums ($16,675.22 per annum) under the Long Term Nursing Care Insurance Policy referenced above (Lincoln Benefits Life Company — Policy No. 10700130734W). At the election of the Executive, the Corporation shall pay the aggregate amount due directly to the Executive, or to the Lincoln Benefits Life Company, or any successor thereto, within ten (10) days following the date of the Change in Control. In the event the amount due is paid directly to the Executive, the insurance policy shall, with the consent of Lincoln Benefits Life Company, be assigned to the Executive and his spouse, and, thereafter, the Corporation, the Bank, and any successors thereto by merger or otherwise, shall have no further obligation or liability for annual premium payments under the insurance policy.
3. EXCISE TAX MATTERS. In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by the Corporation and/or Bank, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation and the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subparagraph shall be made by the Corporation’s independent certified public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subparagraph are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

4. PRIMARY OBLIGOR. The obligation to make payments and provide benefits under this Agreement shall primarily be those of the Executive’s Employer. In the event the Employer is not the Corporation or the Bank, the Corporation will cause such Employer to make required payments and provide required benefits. To the extent the Corporation fails or is unable to do so, it shall make such payments and provide such benefits.
5. KEY EMPLOYEE. Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Key Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to or on behalf of such Key Employee under this Agreement shall not begin earlier than the first day of the seventh month following the date of the Change in Control. For purposes of the foregoing, the date upon which a determination is made as to the Key Employee status of the Executive, the Indemnification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.
6. LEGAL EXPENSES. The Corporation will pay (or cause to be paid) to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he acts in good faith with respect to issues raised.
7. RABBI TRUST. The Corporation is establishing contemporaneously herewith a rabbi trust (the “Trust”), to which it is contributing an initial corpus of $100. In the event of a change of control as defined herein, the Corporation shall, in accordance with the terms of the Trust, contribute thereto the amount described in Section 1(e) thereof. Thereafter, amounts payable hereunder shall be paid first from the assets of such Trust and the income thereon. To the extent that the assets of the Trust and the income thereon are insufficient, the Corporation or any successor of the Corporation shall pay Executive the amount due hereunder.
8. NOTICES. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to the Corporation, in the case of notices given by the Executive, and will, to be effective hereunder, be given by the Corporation, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence address of the Executive, in the case of notices to the Executive, and to the principal office of the Corporation, in the case of notice to the Corporation.
9. WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of the Corporation designated for such purpose by the Board of Directors of the Corporation. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. ASSIGNMENT. This Agreement is not assignable by any party hereto, except by the Corporation and the Bank to any successor in interest to the respective business of the Corporation and the Bank.
11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreement of the parties.
12. SUCCESSORS; BINDING EFFECT.
(a) Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that the Corporation, the Bank or any affiliated company of either would be required to perform it if no such succession had taken place. Failure by the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, the “Corporation” and the “Bank” means the Corporation and the Bank as hereinbefore defined and any successor to the business and/or assets of the Corporation and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributes, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such person, to the Executive’s estate.
13. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
14. APPLICABLE LAW. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
15. REFERENCE TO ENTITIES. All references to the Corporation shall be deemed to include references to the Bank, or any affiliate of either, as appropriate in the relevant context, and vice versa; provided, however, that this paragraph shall not be construed in the manner that results in a determination that a transaction constitutes a Change in Control unless such transaction is literally described in the definition of such term.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed the Agreement as of this date, month and year first above written.

ATTEST:	CODORUS VALLEY BANCORP, INC.

/s/ Harry R. Swift	By:	/s/ Rodney L. Krebs

Secretary

ATTEST:	PEOPLESBANK,
A CODORUS VALLEY COMPANY

/s/ Barbara J. Myers	By:	/s/ Rodney L. Krebs

Secretary

WITNESS:

/s/ Matthew A. Clemens	/s/ Larry J. Miller

Larry J. Miller